Exhibit 99.1
CVR Partners Reports Second Quarter 2026 Results
•Second quarter net income of $78 million, or $7.33 per common unit; EBITDA of $107 million
•Achieved a combined ammonia utilization rate of 99 percent for the second quarter of 2026
•Announced cash distribution of $6.08 per common unit
SUGAR LAND, Texas (July 29, 2026) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced net income of $78 million, or $7.33 per common unit, and EBITDA of $107 million on net sales of $202 million for the second quarter of 2026, compared to net income of $39 million, or $3.67 per common unit, and EBITDA of $67 million on net sales of $169 million for the second quarter of 2025.
“We posted another quarter of strong operating and financial results, with a consolidated ammonia utilization rate of 99 percent and a distribution of $6.08 per common unit declared for the second quarter,” said Dane Neumann, Chief Executive Officer of CVR Partners. “The spring planting season went well, and we saw steady demand for nitrogen fertilizers across our system. Global supplies of nitrogen fertilizers remained constrained as a result of the ongoing geopolitical conflicts, which was supportive of prices during the second quarter.
“The summer fill programs for ammonia and UAN were completed in late June and early July, respectively, and we secured a solid book of business for the second half of 2026,” Neumann continued. “We are currently in the final stages of preparation for the upcoming planned six-week turnaround at East Dubuque, which is expected to begin in August. During the turnaround we also plan to commence work on the upgrades to East Dubuque’s water systems, in addition to completing the brownfield ammonia expansion that is expected to increase production capacity by approximately 5%.”
Consolidated Operations
Production at CVR Partners’ fertilizer facilities increased compared to the second quarter of 2025, producing a combined 214,000 tons of ammonia during the second quarter of 2026, of which 64,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 342,000 tons of UAN. During the second quarter of 2025, the fertilizer facilities produced a combined 197,000 tons of ammonia, of which 54,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 321,000 tons of UAN.
For the second quarter of 2026, average realized gate prices for ammonia and UAN were up 33 percent and 24 percent, respectively, over the prior year to $791 and $392 per ton, respectively. Average realized gate prices for ammonia and UAN were $593 and $317 per ton, respectively, for the second quarter of 2025.
Distributions
CVR Partners also announced that on July 29, 2026, the Board of Directors of the Partnership’s general partner (the “Board”) declared a second quarter 2026 cash distribution of $6.08 per common unit, which will be paid on August 17, 2026, to common unitholders of record as of August 10, 2026.
CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and use of cash and cash reserves deemed necessary or appropriate by the Board.

Second Quarter 2026 Earnings Conference Call
CVR Partners previously announced that it will host its second quarter 2026 Earnings Conference Call on Thursday, July 30, at 11 a.m. Eastern. This Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.
The second quarter 2026 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (800) 715-9871, conference ID 6969200. A repeat of the call can be accessed for seven days by dialing (800) 770-2030, conference ID 6969200. The webcast will be archived and available on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com.
Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: the information provided under the section titled “Q3 2026 Outlook” herein; continued safe and reliable operations; impacts of planned and unplanned downtime and turnarounds on our results; drivers of our results; utilization and production rates; supply and demand; pricing of our products; ability to generate free cash flow; distributions, including the timing, payment and amount (if any) thereof; ability to and levels to which we upgrade ammonia to other fertilizer products, including UAN; global fertilizer industry conditions; ability to increase production capacity through our brownfield expansion initiatives; grain prices; crop inventory levels; farmer economics and planting seasons; direct operating expenses; capital expenditures; turnaround expense and timing; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) impacts of the planting season on our business; CVR Energy, Inc.’s and its controlling stockholder’s intention regarding potential strategic transactions involving the Partnership and ownership of our common units; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; general economic and business conditions; political disturbances, geopolitical instability and tensions, including those arising from trade policies and tariffs; impacts of plant outages and weather conditions and events; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.
About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,100 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 950 ton-per-day UAN unit.
Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.
Contact Information:
Investor Relations
Richard Roberts
(281) 207-3205
InvestorRelations@CVRPartners.com

Non-GAAP Measures
Our management uses certain non-GAAP measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures are important factors in assessing our operating results and profitability and include the measures defined below.
The following are non-GAAP measures we present for the periods ended June 30, 2026 and 2025:
EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.
Adjusted EBITDA - EBITDA adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.
Available Cash for Distribution - EBITDA for the period excluding noncash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the Board in its sole discretion, less (i) reserves for maintenance capital expenditures, turnarounds, debt service and other contractual obligations and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available Cash for Distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.
We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

CVR Partners, LP
(all information in this release is unaudited)
Statement of Operations Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per unit data)	2026	2025	2026	2025
Net sales (1)	$202,194	$168,559	$382,242	$311,425
Operating costs and expenses:
Cost of materials and other	28,078	32,547	57,504	60,448
Direct operating expenses (exclusive of depreciation and amortization)	58,676	60,517	121,881	115,003
Depreciation and amortization	22,220	20,861	42,183	38,902
Cost of sales	108,974	113,925	221,568	214,353
Selling, general and administrative expenses	7,536	8,034	16,565	15,922
Loss on asset disposal and project write-offs	868	282	1,645	242
Operating income	84,816	46,318	142,464	80,908
Other (expense) income:
Interest expense, net	(7,397)	(7,580)	(15,245)	(15,307)
Other income, net	85	30	198	255
Income before income taxes	77,504	38,768	127,417	65,856
Income taxes	—	—	—	—
Net income	$77,504	$38,768	$127,417	$65,856

Basic and diluted earnings per common unit	$7.33	$3.67	$12.06	$6.23
Distributions declared per common unit	4.00	2.26	4.37	4.01

EBITDA*	$107,121	$67,209	$184,845	$120,065
Available Cash for Distribution*	64,220	41,102	106,464	65,027

Weighted-average common units outstanding:
Basic and Diluted	10,570	10,570	10,570	10,570

*See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.
(1)    Below are the components of net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Components of net sales:
Fertilizer sales	$186,451	$153,852	$352,546	$282,465
Other	15,743	14,707	29,696	28,960
Total net sales	$202,194	$168,559	$382,242	$311,425

Selected Balance Sheet Data

(in thousands)	June 30, 2026	December 31, 2025
Cash and cash equivalents	$137,456	$69,243
Working capital (inclusive of cash and cash equivalents)	210,369	117,094
Total assets	1,057,216	969,455
Total debt and finance lease obligation, including current portion	569,779	569,846
Total liabilities	710,247	703,714
Total partners’ capital	346,969	265,741
Selected Cash Flow Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net cash flow provided by (used in):
Operating activities	$65,901	$24,102	$141,676	$79,493
Investing activities	(14,061)	(4,883)	(26,896)	(10,690)
Financing activities	(42,470)	(26,594)	(46,567)	(45,260)
Net increase (decrease) in cash and cash equivalents	$9,370	$(7,375)	$68,213	$23,543
Capital Expenditures

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Maintenance	$12,250	$6,560	$19,821	$10,253
Growth	5,083	4,187	11,263	6,426
Total capital expenditures	$17,333	$10,747	$31,084	$16,679
Key Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
(percent of capacity utilization)	2026	2025	2026	2025
Ammonia utilization rate (1)	99%	91%	101%	96%

(1)Reflects our ammonia utilization rate on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and six months ended June 30, 2026 and 2025 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Consolidated sales volumes (thousand tons):
Ammonia	54	57	127	117
UAN	333	345	643	681

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$791	$593	$731	$573
UAN	392	317	368	287

Consolidated production volume (thousand tons):
Ammonia—gross produced (2)	214	197	434	413
Ammonia—net available for sale (2)	64	54	134	117
UAN	342	321	678	668

Feedstock:
Petroleum coke used in production (thousands of tons)	136	130	274	261
Petroleum coke used in production (dollars per ton)	$44.94	$56.68	$39.39	$49.54
Natural gas used in production (thousands of MMBtus) (3)	2,014	1,897	4,129	4,057
Natural gas used in production (dollars per MMBtu) (3)	$2.84	$3.29	$4.15	$4.00

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.
Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Ammonia — Southern plains (dollars per ton)	$868	$576	$802	$569
Ammonia — Corn belt (dollars per ton)	936	630	857	624
UAN — Corn belt (dollars per ton)	534	403	475	364

Natural gas NYMEX (dollars per MMBtu)	$2.94	$3.51	$3.83	$3.69
Q3 2026 Outlook
The table below summarizes our outlook for certain operational statistics and financial information for the third quarter of 2026. See “Forward-Looking Statements” above.

	Q3 2026
	Low	High
Ammonia utilization rate	75%	80%

Direct operating expenses (in millions) (1)	$57	$62
Total capital expenditures (in millions) (2)	$40	$49

(1)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(2)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, and Available Cash for Distribution

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net income	$77,504	$38,768	$127,417	$65,856
Interest expense, net	7,397	7,580	15,245	15,307
Depreciation and amortization	22,220	20,861	42,183	38,902
EBITDA and Adjusted EBITDA	107,121	67,209	184,845	120,065
Adjustments (Reserves)/Releases:
Accrued interest expense (excluding capitalized interest)	(9,102)	(9,064)	(18,213)	(18,023)
Future operating needs (1)	(10,000)	—	(20,000)	(8,000)
Capital expenditures and investments (2)	(20,188)	(14,015)	(37,984)	(25,608)
Turnaround expenditures, net (3)	(2,965)	(2,308)	(4,169)	(5,130)
Equity method investment (4)	(646)	(720)	1,985	1,723
Available cash for distribution (5)	$64,220	$41,102	$106,464	$65,027

Common units outstanding	10,570	10,570	10,570	10,570

(1)Amount consists of reserves established by management and approved by the Board for potential future cash needs related to nitrogen fertilizer seasonality and feedstock price volatility.
(2)Amount consists of maintenance capital expenditures, including additional reserves for future profit and growth projects and potential investment opportunities, net of any releases of previously reserved funds, of $10.2 million and $20.5 million for the three and six months ended June 30, 2026, respectively, and $7.5 million and $15.4 million for the three and six months ended June 30, 2025, respectively.
(3)Amount consists of reserves for periodic, planned turnarounds, net of expenditures incurred in the period.
(4)Amount consists of distributions received by the Partnership adjusted for the amortization of deferred revenue related to the joint venture created to monetize certain tax credits under Section 45Q of the Internal Revenue Code of 1986.
(5)Amount represents the cumulative available cash for distribution based on full year results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the following period. The Partnership declared and paid a cash distribution of $0.37 and $4.00 per common unit related to the fourth quarter of 2025 and the first quarter of 2026, respectively, and declared a cash distribution of $6.08 per common unit related to the second quarter of 2026 to be paid in August 2026.